Exhibit 99.1

Hillenbrand Reports Earnings for Third Quarter of 2011

•                  Consolidated revenue grows 3% to $211 million

•                  K-Tron third-quarter revenue grows 19% over prior year, 10% on a constant currency basis

•                  K-Tron order backlog increases 19% sequentially

BATESVILLE, Indiana, August 8, 2011, Hillenbrand, Inc. (NYSE: HI)

CEO Comments

“We’re pleased with our third-quarter results, which were in line with our expectations,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Once again, K-Tron has demonstrated strong growth in revenue, backlog, and EBITDA. At the same time, Batesville continues to generate strong and consistent cash flow, while minimizing the impact of increasing commodity costs.”

Quarterly Summary

Hillenbrand reported revenue of $211.2 million for the third quarter of fiscal 2011, a $5.4 million (3%) increase over the prior year. K-Tron’s revenue contribution was $60.6 million for the quarter, an increase of $9.7 million (19%), or $4.8 million (10%) on a constant currency basis. Its order backlog of $94.4 million represented a 19% sequential increase compared to the second quarter of fiscal 2011. At $150.6 million, revenue for the Batesville business decreased by $4.3 million (3%), largely due to burial unit volume.

Higher commodity costs for Batesville, primarily for fuel and steel, drove a decrease in consolidated gross profit margin from 42.5% (adjusted in 2010) to 40.8% in the third quarter of 2011.

Net income increased $9.2 million (69%) to $22.5 million, with EPS growing 64% over the prior year to $0.36. In the same period, EBITDA increased $12.6 million (41%) to $43.5 million. Cash flow from operations was $102.1 million, an increase of $74.1 million over the prior year, including $60 million of interest from the early collection of the Forethought note.

On an adjusted basis, net income of $23.7 million decreased $4.4 million (16%) and EPS decreased 16% over the prior year to $0.38. At $45.3 million, adjusted EBITDA decreased $4.8 million (10%), primarily due to the decline in adjusted gross profit.

Year-to-Date Summary

For the nine months ended June 30, 2011, Hillenbrand’s revenue was $652.2 million, a $115 million (21%) increase over the prior year. Gross profit margin decreased to 42.8% from 44.0% on an adjusted basis in 2010. Net income of $82.6 million ($1.33 per share) increased 14% compared to the prior year, although on an adjusted basis, net income decreased 3% to $84.6 million ($1.36 per share). At $152.9 million, EBITDA increased $28.3 million (23%) over the prior year and $11.9 million (8%) on an adjusted basis. Cash flow from operations was $155.3 million compared to $117 million in the prior year.

Conference Call and Webcast

The company will host a conference call and simultaneous webcast on Tuesday, August 9, at 8 a.m. ET to discuss the results for the third quarter of fiscal 2011. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s website through August 9, 2012.

To access the conference call, listeners in the United States and Canada may dial 1-877-856-1965, and international callers may dial 1-719-325-4853. A replay of the call will be available until midnight ET, Thursday, August 23, 2011, by dialing 1-888-203-1112 in the United States and Canada or 1-719-457-0820 internationally, and using the passcode 7914711.

Consolidated Statements of Income (Unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net revenue	$211.2	$205.8	$652.2	$537.2
Cost of goods sold	125.1	130.2	373.0	312.6
Gross profit	86.1	75.6	279.2	224.6
Operating expenses	51.2	55.8	154.4	121.5
Operating profit	34.9	19.8	124.8	103.1
Interest expense	(2.6)	(1.0)	(8.3)	(1.5)
Investment income and other	0.7	3.8	9.3	11.9
Income before income taxes	33.0	22.6	125.8	113.5
Income tax expense	10.5	9.3	43.2	41.3
Net income	$22.5	$13.3	$82.6	$72.2

EPS — basic and diluted	$0.36	$0.22	$1.33	$1.17

Weighted average shares outstanding — basic and diluted	62.1	62.0	62.0	61.9

Cash dividends per share	0.1900	0.1875	0.5700	0.5625

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$155.3	$117.0
Net cash used in investing activities	98.7	(356.8)
Net cash provided by financing activities	(165.5)	287.9
Effect of exchange rate changes on cash and cash equivalents	11.4	(1.1)

Net cash flows	99.9	47.0

Cash and cash equivalents:
At beginning of period	98.4	35.2
At end of period	$198.3	$82.2

Hillenbrand’s financial statements on Form 10-Q were filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).

Reconciliation of Non-GAAP Measures (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP net income	$22.5	$13.3	$82.6	$72.2
Antitrust litigation	0.7	1.4	1.3	1.9
Inventory & backlog step-up	—	13.3	—	13.3
Business acquisition	0.4	6.2	1.7	10.0
Sales tax adjustment	—	—	(0.7)	(4.1)
Restructuring	0.7	—	0.7	—
Income tax on adjustments	(0.6)	(6.1)	(1.0)	(6.3)
Net income — adjusted	$23.7	$28.1	$84.6	$87.0

EPS — adjusted	$0.38	$0.45	$1.36	$1.40

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP net income	$22.5	$13.3	$82.6	$72.2
Interest income	(0.8)	(3.2)	(7.2)	(9.9)
Interest expense	2.6	1.0	8.3	1.5
Income tax expense	10.5	9.3	43.2	41.3
Depreciation and amortization	8.7	10.5	26.0	19.5
EBITDA	43.5	30.9	152.9	124.6

Antitrust litigation	0.7	1.4	1.3	1.9
Inventory step-up	—	11.6	—	11.6
Business acquisition	0.4	6.2	1.7	10.0
Sales tax adjustment	—	—	(0.7)	(4.1)
Restructuring	0.7	—	0.7	—
EBITDA — adjusted	$45.3	$50.1	$155.9	$144.0

While Hillenbrand, Inc. reports financial results in accordance with accounting principles generally accepted in the United States (GAAP), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Guidance for Fiscal Year 2011 (Unaudited)

This guidance does not include the effects of the pending acquisition of Rotex Global, LLC or any of Hillenbrand’s related business acquisition and transition costs.

	Fiscal Year Ending September 30, 2011
(in millions, except per share data)	Low	High
Net revenue (constant currency)	$855	$875
Tax rate	34.5%	33.5%
Average diluted shares outstanding	62	62
EPS	$1.69	$1.75
EPS — Adjusted (excluding antitrust litigation expenses, business acquisition costs, and sales tax recoveries)	$1.72	$1.78
Capital expenditures	$22	$26

Disclosure Regarding Forward-Looking Statements

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; the impact - positive or negative - of the company’s ability to execute its planned acquisition and successful integration of Rotex Global, LLC; volatility of our investment portfolio; foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to continue the successful integration of K-Tron International; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission (SEC) November 23, 2010. The company assumes no obligation to update or revise any forward-looking information.

About Hillenbrand, Inc.

Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, burial vaults, selection room display fixturing, and other personalization and memorialization products. K-Tron International is a recognized leader in the design, production, marketing, and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems, and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach, and Jeffrey Rader. HI-INC-F

CONTACT
Investor Relations for Hillenbrand, Inc.
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com